COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS INTERMEDIATE MUNICIPAL BOND FUND, INC. AND
THE LEHMAN BROTHERS 10-YEAR MUNICIPAL BOND INDEX


  EXHIBIT A:

                                       DREYFUS
             LEHMAN BROTHERS        INTERMEDIATE
  PERIOD    10-YEAR MUNICIPAL         MUNICIPAL
               BOND INDEX *        BOND FUND, INC.

  5/31/89                10,000              10,000
  5/31/90                10,736              10,653
  5/31/91                11,852              11,644
  5/31/92                12,954              12,745
  5/31/93                14,549              14,132
  5/31/94                15,048              14,574
  5/31/95                16,400              15,673
  5/31/96                17,176              16,213
  5/31/97                18,579              17,315
  5/31/98                20,303              18,708
  5/31/99                21,239              19,369


*Source: Lehman Brothers